FOR IMMEDIATE RELEASE

LANGER RECEIVES NASDAQ DEFICIENCY LETTER

Deer Park, New York - October 6, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced that on October 3, 2008 it received two deficiency letters from the NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Department notifying the Company that for the past 30 consecutive business days, its common stock has: (i) closed below the $1.00 per share minimum bid price as required by NASDAQ Marketplace Rule 4450(a)(5) and (ii) not maintained a minimum market value of publicly held shares of $5,000,000 as required by NASDAQ Marketplace Rule 4450(a)(2).

In accordance with the NASDAQ Marketplace Rules, Langer will be provided (i) 90 calendar days, or until January 2, 2009, to regain compliance with the $5 million minimum market value requirement; and (ii) 180 calendar days, or until April 1, 2009, to regain compliance with the minimum $1 price per share requirement. There can be no guarantee that the Company will be able to regain compliance with these NASDAQ continued listing requirements.

Langer, together with its wholly owned subsidiary Silipos, is a provider of quality medical products long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, and sales and marketing offices in Toronto, Canada; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260
ghudkins@langerinc.com